CONFIRMING STATEMENT

This Statement confirms that the undersigned, Jeffrey P. Hank,

has authorized and designated Michelle Basil, Jeanine Corr,

Laura Fennell, or Jeannette Laidlaw to execute and file on

the undersigned's behalf all Forms ID, 3, 4 and 5

(including any amendment thereto) that the undersigned may

be required to file with the U.S. Securities and Exchange

Commission as a result of the undersigned's ownership of

or transactions in securities of Intuit Inc.

The authority of Michelle Basil, Jeanine Corr, Laura Fennell,

or Jeannette Laidlaw under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.

The undersigned acknowledges that Michelle Basil, Jeanine Corr,

Laura Fennell, or Jeannette Laidlaw are not assuming any of the undersigned's responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

/s/ JEFFREY P HANK

Jeffrey P. Hank

Dated:  June 7, 2005